Exhibit 12.01

Arlington Asset Investment Corp.

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)

	Year Ended December 31,
Ratio of earnings to fixed charges:	2017	2016	2015	2014	2013
Pre-tax income (loss) available (attributable) to common stock adjusted to exclude income or loss from equity investees	$56,460	$(14,512)	$(32,403)	$55,189	$14,253
Distributed income of equity investees	477	809	1,628	413	90
Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	51,514	29,222	18,889	11,391	8,529
Rentals	88	87	92	83	81
Total fixed charges	$51,602	$29,309	$18,981	$11,474	$8,610
Pre-tax income (loss) available (attributable) to common stock adjusted to exclude income or loss from equity investees plus fixed charges and distributed income of equity investees	$108,539	$15,606	$(11,794)	$67,076	$22,953
Ratio of earnings to fixed charges	2.1	(A)	(A)	5.8	2.7

	Year Ended December 31,
Ratio of earnings to combined fixed charges and preferred stock dividends:	2017	2016	2015	2014	2013
Pre-tax income (loss) available (attributable) to common stock adjusted to exclude income or loss from equity investees	$56,460	$(14,512)	$(32,403)	$55,189	$14,253
Distributed income of equity investees	477	809	1,628	413	90
Preferred stock dividends	251	—	—	—	—
Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	51,514	29,222	18,889	11,391	8,529
Rentals	88	87	92	83	81
Total fixed charges	$51,602	$29,309	$18,981	$11,474	$8,610
Pre-tax income (loss) available (attributable) to common stock adjusted to exclude income or loss from equity investees plus fixed charges, distributed income of equity investees and dividends on preferred stock	$108,790	$15,606	$(11,794)	$67,076	$22,953
Ratio of earnings to fixed charges	2.1	(A)	(A)	5.8	2.7

(A)

For the years ended December 31, 2016 and 2015, the ratio coverage in the period was less than 1:1. The Company would have had to generate additional earnings of $13,703 and $30,775, respectively, to achieve coverage of 1:1 in those periods.